Exhibit 99

Cardinal Bankshares Corporation Announces Operating Results

Floyd, VA, March 12, 2010 - Cardinal Bankshares Corporation has announced results of operations for the year ending December 31, 2009.

Cardinal ended the year with total assets of $239,409,607, an increase of 18,369,532 or 8.31% over 2008. Total deposits increased $17,107,716 or 8.93% to $208,701,864, while net loans increased $1,149,076 to $147,411,015.

Net income for 2009 was $550,883, a decline of 64.7% compared to 2008.

Leon Moore, Chairman and CEO, commented, “While net profits were below expectations, the Bank remained profitable, well capitalized and continued to pay a semi-annual dividend. In addition, the Bank added $1,010,575 to the loan loss reserve, net of write-off and recoveries, and incurred FDIC insurance premiums of $465,778. Total interest expense declined by $650,546 while maintaining tight control over non-interest expense.”

Moore continued, “The economic outlook for 2010 remains challenging due to continued high unemployment and concerns over commercial real estate write-offs. The Bank will continue to focus on asset quality, cost control and increasing the allowance for loan losses as a prudent measure against potential future loan losses. The goal of the Board and Senior Management to maintain a safe, sound and well capitalized financial institution has proven to be successful as evidenced by strong growth.”

In conclusion, Moore stated: “While the public has rediscovered the strength of the traditional Community Bank model, with its conservative values and sound operating practices, the current economic situation will continue to pose an enduring and expensive hurdle which all banks must overcome.”

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates seven locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.